UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                                Navidec Inc.
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                63934Q-10-1
                               (CUSIP Number)

                             Kenneth D. Heller
                        Cannell Capital Management
           600 California Street, San Francisco, California 94108
        (Name, Address and Telephone Number of Person Authorized to
                   Receive Notices and Communications)

                            February 17, 2000
          (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 2 of 14




1       Name of Reporting Person            J. Carlo Cannell
                                            D/B/A Cannell Capital Management

        IRS Identification No. of Above Person

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        United States

                                 5       Sole Voting Power

                                         -0-

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     525,000
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         -0-

                                 8       Shared Dispositive Power

                                         525,000

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        IA

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 3 of 14




1       Name of Reporting Person                 Tonga Partners, LP

        IRS Identification No. of Above Person   94-3164039

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Delaware

                                 5       Sole Voting Power

                                         207,500

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         207,500

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        PN

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 4 of 14




1       Name of Reporting Person            Pleiades Investment Partners, LP

        IRS Identification No. of Above Person  23-2688812

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Delaware

                                 5       Sole Voting Power

                                         30,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         30,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        PN

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 5 of 14




1       Name of Reporting Person
        George S. Sarlo 1995 Charitable Remainder Trust

        IRS Identification No. of Above Person  94-6685897

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        California

                                 5       Sole Voting Power

                                         15,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         15,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        OO

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 6 of 14




1       Name of Reporting Person            The Cuttyhunk Fund Limited

        IRS Identification No. of Above Person  n/a

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Bermuda

                                 5       Sole Voting Power

                                         135,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         135,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        OO

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 7 of 14




1       Name of Reporting Person                Canal, Ltd.

        IRS Identification No. of Above Person  n/a

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Cayman Islands

                                 5       Sole Voting Power

                                         17,500

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         17,500

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        OO

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 8 of 14




1       Name of Reporting Person
        Goldman Sachs Performance Partners (Offshore), L.P.
        IRS Identification No. of Above Person  98-0190868

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Cayman Islands

                                 5       Sole Voting Power

                                         42,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         42,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        PN

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 9 of 14




1       Name of Reporting Person
        Goldman Sachs Performance Partners, L.P.
        IRS Identification No. of Above Person  22-3590779

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Delaware

                                 5       Sole Voting Power

                                         63,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         63,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        PN

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 10 of 14




1       Name of Reporting Person                Anegada Fund, Ltd.

        IRS Identification No. of Above Person  n/a

2       Check the Appropriate Box if a Member of a Group
                        (a)     [x]
                        (b)     [ ]

3       SEC USE ONLY


4       Citizenship or Place of Organization

        Cayman Islands

                                 5       Sole Voting Power

                                         15,000

        NUMBER OF                6       Shared Voting Power
        SHARES
        BENEFICIALLY                     -0-
        OWNED BY EACH
        REPORTING                7       Sole Dispositive Power
        PERSON WITH
                                         15,000

                                 8       Shared Dispositive Power

                                         -0-

9       Aggregate Amount Beneficially Owned by each Reporting Person

        525,000

10      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*[ ]

11      Percent of Class Represented by Amount in Row 9

        5.11%

12      Type of Reporting Person*

        OO

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 11 of 14


Item 1(a).      Name of Issuer.     Navidec, Inc.

Item 1(b).      Address of Issuer's Principal Executive Offices.

                14 Inverness Drive, Suite F-116, Englewood, CO 80112

Item 2(a).      Name of Person Filing.

                Item one of each cover page is incorporated by reference.

Item 2(b).      Address of Principal Business Office or, if none, Residence.

                Refer to Exhibit A

Item 2(c).      Citizenship.

                Item four of each cover page is incorporated by reference.

Item 2(d).      Title of Class of Securities.  Common Stock

Item 2(e).      CUSIP Number.                  63934Q-10-1

Item 3.         Type of Reporting Person.

                Not applicable.

Item 4.         Ownership.

                Items 5-9 and 11 of each cover page are incorporated by reference.

Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Refer to Exhibit A.

Item 9. Notice of Dissolution of Group.

        Not applicable.

CUSIP No. 63934Q-10-1            SCHEDULE 13G               Page 12 of 14

Item 10.        Certification.

        By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 18, 2000

        J. Carlo Cannell
        D/B/A Cannell Capital Management



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell



        Tonga Partners, L.P.



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: General Partner



        Pleiades Investment Partners



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 13 of 14

        The George S. Sarlo 1995 Charitable Remainder Trust



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

        The Cuttyhunk Fund Limited



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

        Canal, Ltd.



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

        GS Performance Partners (Offshore) L.P.



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

        GS Performance Partners, L.P.



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor


        Anegada Fund, Ltd.



        /s/ J. Carlo Cannell
        ________________________
        By:  J. Carlo Cannell
        Its: Investment Advisor

CUSIP No. 63934Q-10-1           SCHEDULE 13G               Page 14 of 14



                                                EXHIBIT A

Entity                                 Address                              Type of Entity
J. Carlo Cannell ("Cannell")           600 California Street, Floor 14      Investment Advisor
D/B/A Cannell Capital Management       San Francisco, CA 94108

Tonga Partners, LP                     600 California Street, Floor 14      A Delaware limited partnership
                                       San Francisco, CA 94108

Pleiades Investment Partners, LP       6022 West Chester Pike               A Delaware limited partnership
                                       Newtown Square, PA 19073

The George S. Sarlo 1995               750 Battery Street, Suite 700        Charitable Trust in California
Charitable Remainder Trust             San Francisco, CA 94111

The Cuttyhunk Fund Limited             73 Front Street                      A Bermuda Company
                                       Hamilton, HM 12, Bermuda

Canal, Ltd.                            9 Church Street, HM 951              A company organized under the laws of
                                       Hamilton HM DX, Bermuda              the Cayman Islands

Goldman Sachs                          701 Mount Lucas Road, CN 850         A limited partnership organized under
Performance Partners (Offshore), LP    Princeton, NJ 08542.                 the laws of the Cayman Islands

Goldman Sachs                          701 Mount Lucas Road, CN 850         A Delaware limited partnership
Performance Partners, LP               Princeton, NJ 08542


Anegada Fund, Ltd.                     Harbour Centre, 2nd Floor             A company organized under the laws of
                                       George Town, Grand Cayman            the Cayman Islands
                                       Cayman Islands, B.W.I.

